Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 21, 2019

to

INDENTURE

Dated as of April 2, 2013,

as supplemented by the First Supplemental Indenture, dated as of April 2, 2013

Among

American Campus Communities Operating Partnership LP, as Issuer

American Campus Communities, Inc., as Guarantor

and

U.S. Bank National Association, as Trustee

i

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of June 21, 2019 (this “Second Supplemental Indenture”), among American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Operating Partnership”), American Campus Communities, Inc., a Maryland corporation, as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of April 2, 2013, among the Operating Partnership, the Guarantor and the Trustee, as supplemented by the First Supplemental Indenture, dated as of April 2, 2013 (as so supplemented, the “Original Indenture”).

RECITALS OF THE COMPANY

The Operating Partnership has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its senior unsecured debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Guarantor, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;

The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officers’ Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture; and

The parties are entering into this Second Supplemental Indenture to establish the terms of the Securities created on or after the date of this Second Supplemental Indenture (together with the Original Indenture, the “Indenture”).

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this Second Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Terms Defined in the Indenture. For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

Section 1.2 Definitions. Definitions of “Indebtedness,” “Total Assets” and “Undepreciated Real Estate Assets” appearing in Section 101 of the Original Indenture shall be superseded and replaced with respect to Future Securities by the following:

“Indebtedness” of the Operating Partnership, the Guarantor or any Consolidated Subsidiary means, without duplication, any of the Operating Partnership’s indebtedness or that of the Guarantor or any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by the Operating Partnership, the Guarantor or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than the Operating Partnership, the Guarantor or a Consolidated Subsidiary which is secured by any lien on property owned by the Operating Partnership, the Guarantor or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by the Operating Partnership, the Guarantor or any Consolidated Subsidiary as lessee which is reflected on the Guarantor’s consolidated balance sheet as a financing lease in accordance with GAAP, to the extent, in the case of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability on the Guarantor’s consolidated balance sheet in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by the Operating Partnership, the Guarantor or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Operating Partnership, the Guarantor or any Consolidated Subsidiary) of the type described in clauses (a)-(d) of this definition. In the case of (d) above, Indebtedness excludes operating lease liabilities on the Company’s consolidated balance sheet in accordance with GAAP.

“Total Assets” means, as of any time, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding accounts receivable, intangibles, and operating lease assets of the Operating Partnership and its Consolidated Subsidiaries, all determined in accordance with GAAP.

“Undepreciated Real Estate Assets” means, as of any time, the cost (original cost plus capital improvements) of the real estate assets of the Operating Partnership and its Consolidated Subsidiaries on such date, and right of use assets associated with financing leases in accordance with GAAP, before depreciation and amortization, all determined in accordance with GAAP; provided, however, that Undepreciated Real Estate Assets shall not include right of use assets associated with operating leases in accordance with GAAP.

ARTICLE II

EVENTS OF DEFAULT

Clause (8) of Section 501 of the Original Indenture shall be superseded and replaced with respect to Future Securities by the following:

(8)

default under any bond, debenture, note, mortgage, indenture or instrument of the Operating Partnership or any of its Consolidated Subsidiaries with an aggregate principal amount outstanding of at least $50,000,000, which default has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Operating Partnership as provided in the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Patriot Act Requirements of the Trustee. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Trustee asks for documentation to verify its formation and existence as a legal entity. The Trustee may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Section 3.2 Relationship with Indenture. The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

Section 3.3 Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 3.4 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Section 3.5 Multiple Counterparts. The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Second Supplemental Indenture.

Section 3.6 Severability. Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 3.7 Ratification. The Original Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Second Supplemental Indenture. The recitals and statement contained herein shall be taken as the statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.8 Headings. The Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 3.9 Effectiveness. The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP,
as Issuer

By:	American Campus Communities Holdings LLC, its general partner

By:
Daniel B. Perry
Vice President, Secretary and Treasurer

By:
Kim K. Voss
Vice President and Assistant Secretary

AMERICAN CAMPUS COMMUNITIES, INC.,
as Guarantor

By:
Daniel B. Perry
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

By:
Kim K. Voss
Executive Vice President, Chief Accounting Officer and Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title: